UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 18, 2016, Mr. Charles F. Chambers announced his decision to resign as Chairman of the Board of Directors of Escalera Resources Co. (the “Company”) and from his position as the Company’s Chief Executive Officer, both effective June 3, 2016. In accordance with the terms of Mr. Chambers’ employment agreement dated April 1, 2014 (the “Employment Agreement”), Mr. Chambers resigned claiming the “good reason” clause of the Employment Agreement applied due to a material reduction in his responsibilities.  Mr. Chambers’ resignation was not as a result of any disagreement with the Company or on any matter relating to the Company’s operations, policies or practices.

As a result of Mr. Chambers’ resignation, the Employment Agreement will terminate effective June 3, 2016, and he will be entitled to the applicable severance benefits (the “Severance Benefits”) described in the Employment Agreement, consisting primarily of 24 months of his base salary. As a result of the Company’s November 2015 bankruptcy filing, it is expected that the Severance Benefits will be treated as a pre-petition unsecured claim. The actual amount Mr. Chambers will ultimately receive for the Severance Benefits, if any, is uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: June 8, 2016	By:	/s/ Adam Fenster
	Name:	Adam Fenster
	Title:	Chief Financial Officer